EXHIBIT 99.1

                                [LOGO VAXGEN]

                    VaxGen To Raise $40 Million Through Sale
                                 of Common Stock

         BRISBANE, Calif. - November 22, 2004 - VaxGen, Inc. (Pink Sheets:
VXGN.PK) announced today that it has entered into individual purchase agreements for the sale of approximately 3 million shares of its common stock at $13.25 per share through a direct offering of unregistered securities to a group of institutional investors. The transaction is expected to provide gross proceeds of $40 million.

         The securities were sold pursuant to Rule 506 of the Securities Act and thus were exempt from the registration requirements of the Securities Act of 1933. The transaction, which is not open to additional investors, is expected to close on November 22, 2004.

         Punk, Ziegel & Co. and Trout Capital LLC acted as placement agents for the transaction.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

         About VaxGen

         VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen is based in Brisbane, Calif., and operates research and development and manufacturing facilities in


                                        1

1000 Marina Boulevard, Brisbane, CA 94005-1841 TEL:(650)624-1000
FAX:(650)624-1001)


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California. For more information, please visit the company's web site at:

www.vaxgen.com.
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Note: Except for the historical statements contained herein, this press release contains forward-looking statements including, without limitation, the statements regarding completion of the private placement and the anticipated gross proceeds of the private placement. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated including, among others, risks related to the satisfaction or waiver of the conditions to closing the private placement and the risk that the private placement may not be consummated, as well as those risks and uncertainties disclosed from time to time in reports filed by VaxGen with the U.S. Securities and Exchange Commission, including most importantly, VaxGen's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. VaxGen assumes no obligation and does not intend to update these forward-looking statements.


SOURCE VaxGen, Inc.

Lance Ignon
Vice President, Corporate Affairs
VaxGen, Inc.
650-624-1041


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1000 Marina Boulevard, Brisbane, CA 94005-1841 TEL:(650)624-1000
FAX:(650)624-1001)